Exhibit 99.1

November 7, 2014

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES THIRD QUARTER 2014 RESULTS

New York, New York, November 7, 2014--Leucadia National Corporation (NYSE: LUK) today announced its operating results for the three month period ended September 30, 2014.  Net income attributable to Leucadia National Corporation common shareholders was $54.7 million ($.14 per diluted share) for the three month period and $214.1 million ($.56 per diluted share) for the nine month period ended September 30, 2014.   These results were reduced by the charge announced yesterday of $70 million ($.18 per diluted share) related to the agreement to settle litigation concerning the Jefferies acquisition.

Rich Handler, CEO of Leucadia, and Brian Friedman, President of Leucadia, said the following:
“Leucadia continues to make progress building value across many of our businesses, and we expanded our portfolio in a meaningful way, with investments in asset management, gold and silver mining, and oil and gas exploration and production.”

Jefferies recorded strong results for the third quarter and first nine-months, driven by $465.2 million in Investment Banking net revenues and $366.7 million in sales and trading net revenues for the quarter.

National Beef and the U.S. packing industry continue to be challenged by insufficient cattle supply.  National Beef’s pre-tax income was $26.3 million for the three month period and $4.8 million for the nine month period ended September 30, 2014.  Third quarter results improved compared to earlier quarters in the year due to steps taken to mitigate the cattle shortage, such as the May closure of the Brawley, California facility, and a modestly more favorable margin environment, reflecting the seasonal benefit of the summer months.

Origination volume for Berkadia Commercial Mortgage for the third quarter was the second highest in its history, bringing year-to-date volume to $7.5 billion.  The company’s lending pipeline remains strong heading into the fourth quarter.  Our share of pre-tax earnings for the first nine months of the year was $58.4 million and we received $52.5 million in cash distributions.

Garcadia continued its strong performance as growth of its same store new car sales year-over-year reached 16.4% for the first nine months of 2014, in comparison to the U.S. industry average of 5.4%.  Garcadia today owns 26 dealerships, having purchased an additional dealership in California near the end of the third quarter and three additional dealerships during October in Detroit, Michigan.  We have received cash distributions from Garcadia of $37.3 million during the first nine months of the year.

Linkem has continued to increase its subscriber base as it awaits the availability of 3.5GHz LTE technology.  Linkem’s LTE trials are underway, and we continue to anticipate new LTE base station deployments beginning later this year.  As of September 30, 2014, Linkem had 216,425 subscribers, an increase of 52,302 subscribers since the start of the year, despite restrained marketing activities. We continue to be cautiously optimistic about Linkem’s ability to capture market share.

As expected, Conwed’s acquisitions during 2014 are strengthening revenues and improving operating income. In March, Conwed acquired Filtrexx, previously a significant customer. Filtrexx uses Conwed netting products to provide erosion control solutions with primary applications in oil and gas development, civil infrastructure, and commercial and residential construction.  In August, Conwed acquired Weaver, the leading installer of the products manufactured by Filtrexx.  Revenues increased 33.4% for the three months and 14.8% for the nine months ended September 30, 2014, reflecting a combination of internal growth within Conwed and the impact of its recent acquisitions. Pre-tax income increased 30.7% for the three months, but decreased 13.9% for the nine months ended September 30, 2014, due to higher volumes, a more profitable mix of products and services, and less of an impact of higher prices for polypropylene resin, a major raw material input, in the later months of the year.

Idaho Timber continued the recent positive trend of increasing revenues and higher margins.  Pre-tax earnings climbed from $8.9 million for the first nine months of 2013 to $14.8 million for the same period this year.  The results were driven by continued strong performance across all of its divisions, with the largest contribution from the primary sawmill division.

In the third quarter, we achieved a milestone at our Specialty Finance platform.  Foursight Capital executed its first securitization of $112.7 million.  Origination volume continues to grow, totaling $39.5 million during the quarter.  In early October, we purchased the 10% minority interest to increase our ownership to 100%.  Chrome Capital is our used vehicle leasing company, an investment initiated during the first quarter of 2014.  While still at an early stage, Chrome continues to see significant quarter-over-quarter increases in revenue.  We currently own 52.9% of Chrome and our stake will increase as we fund future growth.

During the first nine months of the year, we increased our investments in oil and gas exploration and development.  Our cumulative investment in Juneau Energy, a company that leases and develops oil and gas properties in Texas and Oklahoma, now totals $105.8 million.  Investments in Vitesse, a company that selectively acquires and participates in the development of non-operating oil and gas interests in the heart of the Bakken oil field, has grown to $239.0 million,  We continue to expect solid and growing cash flows from both of these investments.

Cumulative investments in the Leucadia Asset Management platform through the end of the third quarter total $487.0 million.  Almost all of this represents seed capital invested in liquid securities managed by focused investment teams in which we have significant confidence. We expect a reasonable return on our invested capital and to earn an incremental return from our participation in the results of the related management companies.  Folger Hill Asset Management, our multi-manager hedge fund platform, is in the start-up phase of its development.

During the first quarter we increased our ownership to 20% of Harbinger Group Inc., a diversified holding company which focuses on acquiring and growing business that can, over the long-term, generate sustainable free cash flow.  The $545.8 million market value of our interest in Harbinger as of September 30, 2014 is 32.8% above our purchase price of $411.1 million.  Harbinger reported record revenues and operating income for the third quarter.

In September we invested $70.9 million in a joint venture with Golden Queen Mining Co.  Ltd. and the Clay family, a shareholder group which owns 27% of Golden Queen, to jointly fund, develop and operate the Soledad Mountain gold and silver mine project. The project is a fully-permitted, open pit, heap leach gold and silver project located just outside the town of Mojave in Kern County, California. Construction has advanced smoothly during the third quarter with commissioning planned for late 2015.

Our Oregon LNG project continues to work through the permitting process.  The next step is the issuance of the scheduling notice from the Federal Energy Regulatory Commission (FERC), which we expect before year-end.

As we announced in September, we have ceased further development of our Lake Charles gasification project.   We reached this conclusion based on final estimates of the likely ultimate cost of completion of the project.  All project development costs to date have been expensed, and wind-down costs accrued at the end of the quarter were not material.

As planned, in July we closed on the sale of Premier Entertainment LLC, which owns and operates the Hard Rock Hotel & Casino in Biloxi; we received $250 million in cash.

For more information on the Company’s results of operations for the third quarter and nine months ended September 30, 2014, please see the Company’s Form 10-Q, which will be filed with the Securities and Exchange Commission today.

This press release contains “forward looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements include statements about our future and statements that are not historical facts. These forward looking statements are usually preceded by the words “should,” “expect,” “intend,” “may,” “will,” or similar expressions. Forward looking statements may contain expectations regarding revenues, earnings, operations, and other results, and may include statements of future performance, plans, and objectives. Forward looking statements also include statements pertaining to our strategies for future development of our business and products. Forward looking statements represent only our belief regarding future events, many of which by their nature are inherently uncertain. It is possible that the actual results may differ, possibly materially, from the anticipated results indicated in these forward looking statements. Information regarding important factors, including Risk Factors, that could cause actual results to differ, perhaps materially, from those in our forward looking statements is contained in reports we file with the SEC. You should read and interpret any forward looking statement together with reports we file with the SEC.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month		For the Nine Month
	Period Ended September 30,		Period Ended September 30,
	2014	2013	2014	2013

Net revenues	$3,003,643	$2,532,052	$8,798,130	$7,504,922

Net realized securities gains	$3,848	$4,987	$20,903	$244,378

Income from continuing operations before income taxes
and income related to associated companies	$89,242	$32,843	$308,876	$425,250

Income related to associated companies	28,917	23,889	84,298	89,560

Income from continuing operations before income taxes	118,159	56,732	393,174	514,810

Income tax provision	59,906	26,758	163,885	106,881

Income from continuing operations	58,253	29,974	229,289	407,929

Income (loss) from discontinued operations, including gain
on disposal, net of taxes	2,009	(15,591)	(10,640)	(34,721)

Net income	60,262	14,383	218,649	373,208

Net (income) loss attributable to the noncontrolling interest	1,058	(253)	(567)	1,098

Net (income) attributable to the redeemable
noncontrolling interests	(5,625)	(10,132)	(966)	(11,239)

Preferred stock dividends	(1,016)	(1,027)	(3,047)	(2,381)

Net income attributable to Leucadia National Corporation
common shareholders	$54,679	$2,971	$214,069	$360,686

Basic earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$.14	$.05	$.59	$1.18
Income (loss) from discontinued operations, including
gain on disposal	-	(.04)	(.03)	(.10)
Net income	$.14	$.01	$.56	$1.08

Number of shares in calculation	373,347	367,641	371,372	331,091

Diluted earnings (loss) per common share attributable to
Leucadia National Corporation common shareholders:
Income from continuing operations	$.14	$.05	$.59	$1.16
Income (loss) from discontinued operations, including
gain on disposal	-	(.04)	(.03)	(.10)
Net income	$.14	$.01	$.56	$1.06

Number of shares in calculation	373,375	367,687	373,265	338,897

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